May 2009 Pricing Sheet dated May 21, 2009 relating to Preliminary Terms No. 87 dated April 23, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Protected Absolute Return Barrier Notes due May 20, 2011
Based on the Value of the S&P 500® Index
PRICING TERMS – MAY 21, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$20,254,880
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Pricing date:	May 21, 2009
Original issue date:	May 29, 2009 (5 business days after the pricing date)
Maturity date:	May 20, 2011
Underlying index:	The S&P 500® Index (the “Index”)
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the index value is within the index range, $10 times the absolute index return; or
▪ If at any time on any day during the observation period the index value is outside the index range, $0.
Maximum potential return:	Due to the index range, the maximum potential return at maturity will be:
▪ If the final index value increases from the initial index value: $14.20 per note (142% of the stated principal amount); or
▪ If the final index value decreases from the initial index value: $12.75 per note (127.5% of the stated principal amount)
The actual maximum potential return at maturity will depend on the actual index range, which will be determined on the pricing date.
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “SPX,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is:
▪ greater than or equal to 644.03925, which is the initial index value x 72.5%; and
▪ less than or equal to 1,261.4286, which is the initial index value x 142%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	888.33, the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	May 17, 2011, subject to postponement for non-index business days and certain market disruption events.
Interest:	None
CUSIP:	617483342
ISIN:	US6174833425
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$20,254,880	$354,460.40	$19,900,419.60
(1)   The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page Error! Bookmark not defined. for further details.
(2)   For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for protected absolute return barrier notes.
“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 87 dated April 23, 2009
Prospectus Supplement for Protected Absolute Return Barrier Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.